UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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PACIFIC BIOMETRICS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROPOSAL 1 — ELECTION OF DIRECTORS
PRINCIPAL STOCKHOLDERS
DIRECTORS AND EXECUTIVE OFFICERS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT PUBLIC ACCOUNTANTS
ANNUAL REPORT
OTHER BUSINESS

PACIFIC BIOMETRICS, INC.
220 West Harrison Street
Seattle, Washington 98119

October 15, 2004

Dear Stockholder:

     You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Pacific Biometrics, Inc. to be held on Wednesday, November 10, 2004, at 8:00 a.m., Pacific Time, at our offices located at 220 West Harrison Street, Seattle, Washington 98119.

     The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the meeting. In addition to the formal business to be transacted, management will make a presentation on developments of the past year and respond to comments and questions of general interest to stockholders. I personally look forward to greeting our stockholders who are able to attend the meeting.

     Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, please sign, date and promptly mail as soon as possible the enclosed proxy in the prepaid envelope provided.

     Thank you.

Sincerely,

Ronald R. Helm
President and Chief Executive Officer

PACIFIC BIOMETRICS, INC.
220 West Harrison Street
Seattle, Washington 98119

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 10, 2004

To Pacific Biometrics, Inc. Stockholders:

     Notice is hereby given that the 2004 Annual Meeting of Stockholders of Pacific Biometrics, Inc., a Delaware corporation, will be held on Wednesday, November 10, 2004, at 8:00 a.m., Pacific Time, at our offices, at 220 West Harrison Street, Seattle, Washington 98119, for the following purposes:

1.	To elect four directors to our board of directors; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Each of these items of business is more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on October 14, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any continuation or adjournment thereof.

     The Proxy Statement is accompanied by a copy of our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004.

By Order of the Board of Directors
PACIFIC BIOMETRICS, INC.

Ronald R. Helm
President and Chief Executive Officer

Seattle, Washington
October 15, 2004

IMPORTANT

Whether or not you expect to attend the annual meeting in person, we urge you to complete, sign, date and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the annual meeting. Promptly signing, dating and returning the proxy will save us the expense and extra work of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Please note, however, that if a broker, bank or other nominee is the record holder of your shares and you wish to attend and vote at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

PACIFIC BIOMETRICS, INC.
220 West Harrison Street
Seattle, Washington 98119

PROXY STATEMENT
for
2004 Annual Meeting of Stockholders

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pacific Biometrics, Inc., to be voted at the 2004 annual meeting of the stockholders. The 2004 annual meeting will be held at 8:00 a.m. (local time) on Wednesday, November 10, 2004, or at any continuation or adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held at our corporate offices at 220 West Harrison Street, Seattle, Washington for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     We intend to mail this Proxy Statement and accompanying proxy card on or about October 20, 2004, to all stockholders entitled to vote at the Annual Meeting. A copy of our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, including financial statements, accompanies this Proxy Statement.

Voting and Outstanding Shares

     Only holders of record of our common stock (“Common Stock”) at the close of business on October 14, 2004, are entitled to notice of and to vote at the Annual Meeting. On that date, there were 13,048,820 shares of Common Stock issued and outstanding. In addition, as of such date there were also issued and outstanding 1,550,000 shares of Series A convertible preferred stock. Holders of Series A preferred stock are only entitled to vote on certain matters affecting their respective classes of stock, as set forth in our Certificate of Incorporation. Holders of Series A preferred stock do not have the right to vote in the election of directors.

     Stockholders are entitled to one vote for each share of Common Stock held of record on all matters to be voted upon at the Annual Meeting.

Quorum; Approval Requirements

     The presence, in person or by proxy, of holders of record of at least 50% of the outstanding shares of Common Stock constitutes a quorum at the Annual Meeting. Under Delaware law and our Certificate of Incorporation, assuming the presence of a quorum, the election of directors requires a plurality of votes represented in person or by proxy at the meeting, and each of the other proposals described in the accompanying Notice to Stockholders requires that the votes cast in favor exceed the votes cast against the proposal. Computershare Trust Company, Inc., our transfer agent, will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Abstentions and Broker Non-Votes

     A stockholder who abstains from voting on any or all proposals will be included in the number of stockholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions will not be counted either in favor of or against the election of the nominees or other proposals. Brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients’ proxies in their own discretion, to the extent permitted under the rules of the National Association of Securities Dealers. Broker non-votes will be included in determining the presence of a quorum, but will not be counted in determining whether a matter has been approved.

Solicitation of Proxies

     We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of the Common Stock in their names that are beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, email, facsimile or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Stockholder Proposals for 2005 Annual Meeting

     Eligible stockholders who wish to present proposals for action at next year’s 2005 Annual Meeting of Stockholders should submit their proposals in writing to our Corporate Secretary, 220 West Harrison Street, Seattle, Washington 98119. Proposals must be received by the Corporate Secretary no later than June 17, 2005 for consideration for inclusion in next year’s annual meeting. A stockholder is eligible to present a proposal if, at the time he or she submits the proposal, the stockholder owns at least 1% or $2,000 in market value of Common Stock and has held such shares for at least one year, and the stockholder continues to own such shares through the date of the 2005 annual meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Revocability of Proxies

     Any stockholder who executes a proxy pursuant to this solicitation retains the right to revoke it at any time before it is voted. It may be revoked by delivering to our corporate secretary, at or prior to the Annual Meeting, either a written notice of revocation or a duly executed proxy bearing a later date. Alternatively, it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

PROPOSAL 1 — ELECTION OF DIRECTORS

     Our Board of Directors is currently comprised of six directors. Effective at the Annual Meeting, the Board has approved a decrease in the size of the Board from six directors to four directors, and the terms in office of the directors who are not re-elected will expire. Our Board of Directors has nominated the four persons named below as candidates for election at the Annual Meeting, each of whom is a current director. If elected at the Annual Meeting, each director nominee would hold office until the next annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

     Unless otherwise directed, the persons named as proxies in the enclosed proxy card will vote the proxies received by them for the four nominees named below. In the event that any of the nominees is unable or declines to serve as a director at or prior to the time of the Annual Meeting (an event that currently is not anticipated by management), the proxies will be voted for the election of such substitute nominee as the Board of Directors may propose. Each of the nominees has agreed to serve if elected and we have no reason to believe that they will be unable to serve.

     Set forth below is biographical information for each of the four nominees as director.

		Director
Name of Director	Position / Background	Since
Ronald R. Helm	Ronald R. Helm has served as a Director, Chairman and Chief Executive Officer since August 28, 2002. From 1996 to August 28, 2002, Mr. Helm served as the Chairman and CEO of Saigene Corporation, was a co-founder of Saigene Corporation in 1996, and served on the board of directors of Saigene until January 2004. Mr. Helm was previously in a private law practice with the California law firm of Helm, Purcell & Wakeman. Mr. Helm was a Senior Vice-President and General Counsel for ComputerLand Corporation and also served as the Managing Director of ComputerLand Europe. Prior to that, Mr. Helm was the Associate Dean for Development and a Professor of Law at Pepperdine University School of Law. He received his B.S.Ed from Abilene Christian University and his J.D. from Pepperdine University School of Law.	2002

Paul G. Kanan	Paul G. Kanan has served as a Director since July 1996, and previously served as President and Chief Executive Officer from October 1996 through August 2002. Mr. Kanan served as President and Chief Executive Officer of our wholly owned subsidiary, Pacific Biometrics, Inc., a Washington corporation, from October 1996 through August 2002, and as President and a director of BioQuant from October 1993 through August 2002. Since May 2001, Mr. Kanan has served as Vice President of Operations and Chief Financial Officer of Agensys, Inc., a biotechnology firm in California. Mr. Kanan is also an officer and director of CEO Advisors, a health care consulting firm that he co-founded in 1992. Mr. Kanan received his B.S.E. degree from the University of Michigan and an M.B.A. degree from Harvard University Graduate School of Business.	1996

Terry M. Giles	Terry M. Giles was elected to the Board of Directors in September 2003. Mr. Giles previously served on our Board of Directors from 1995 to 2001. Mr. Giles currently is in private law practice in California, and is also an adjunct professor with the Pepperdine University School of Law. Mr. Giles currently also serves as Chairman of Giles Enterprises, a private holding company for various business enterprises, as Chairman of the Board of Landmark Education Corporation, a private company providing seminars on personal growth and responsibility, as Chairman of Mission Control Productivity, Inc., a private company, and as the owner of GWE, LLC, a private company specializing in lender financing. Mr. Giles serves on the Pepperdine University Board of Regents and is a member of the Board of Visitors for the Pepperdine University School of Law. Mr. Giles also serves on the board of directors of The Terry M. Giles Foundation, a charitable foundation. Mr. Giles received his B.A. from California State University at Fullerton and his J.D. degree from Pepperdine University School of Law.	2003

Richard W. Palfreyman	Richard W. Palfreyman became a Director effective on August 28, 2002. Mr. Palfreyman is currently the President, CEO and Director of the Relax the Back Acquisitions Corporation, serving since November 2001. Mr. Palfreyman’s prior business positions include serving as President and Chief Executive Officer of BackSaver Acquisitions Corporation from November 2001 to October 2002, as Chief Operating Officer and Chief Financial Officer of Spafinder, Inc. from October 2000 to August 2001, as Chief Operating Officer of Spectra Entertainment Corporation from October 1996 to June 2000. He has also served as President and Chief Executive Officer of the Photo & Sound Corporation and as the Chief Financial Officer of ComputerLand Corporation. Mr. Palfreyman holds a B.S. degree in Economics and an M.B.A. from the University of Utah.	2002

The Board of Directors Recommends that the Stockholders Vote “FOR”
Each of the Above Director-Nominees

PRINCIPAL STOCKHOLDERS

     We currently have two outstanding classes of voting securities — Common Stock and Series A preferred stock (collectively, the “Voting Securities”). The following table sets forth as of September 15, 2004, certain information regarding the beneficial ownership of each class of our outstanding Voting Securities by the following persons or groups:

•	each person who, to our knowledge, beneficially owns more than 5% of our Voting Securities;

•	each Named Executive Officer identified in the Executive Compensation table below;

•	each of our current directors and director nominees, and

•	all of our directors and executive officers as a group.

As of September 15, 2004, there were issued and outstanding 13,048,820 shares of common stock and 1,550,000 shares of Series A preferred stock.

	Beneficial Ownership of Voting Securities (2)
	Common Stock			Series A Preferred Stock
Name and Address (1)	No. of Shares		Percent	No. of Shares	Percent
Officers and Directors:
Terry M. Giles	547,581	(3)	4.1%	950,000	61.3%
c/o Giles Enterprises 3438-21 E. Collins Avenue Orange, CA 92867
Ronald R. Helm	348,715	(4)	2.6	—	—
Michael L. Hartzmark	232,862	(5)	1.8	—	—
Paul G. Kanan	242,590	(6)	1.8	—	—
Dr. Elizabeth Leary, Ph.D.	132,581	(7)	1.0	—	—
Richard W. Palfreyman	45,761	(8)	**	—	—
Mario Ehlers, M.D., Ph.D.	52,699	(9)	**	—	—
Timothy A. Wudi	15,000	(10)	**	—	—
All current directors and executive officers as a group (eight persons)	1,617,789	(11)	12.0	950,000	61.3
5% Owners:
Saigene Corporation	4,690,276	(12)	35.9	—	—
220 W Harrison Street Seattle, WA 98119
Unamore Assets, Inc.	187,545	(13)	1.4	425,000	27.4
c/o Courvoisier & Associe’s S.A. 25 Blvd. Helvetique 1207 Geneva, Switzerland
Banque Edouard Constant-Geneva	75,268	(14)	**	175,000	11.3
c/o Kierner & Cie-Pascal Kiener 8, av. de Frontenex 1207 Geneva, Switzerland

**	Less than one percent

(1)	Except as otherwise noted, the address of each of these stockholders is c/o Pacific Biometrics, Inc., 220 West Harrison Street, Seattle, WA 98119.

(2)	This table is based upon information supplied by executive officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, to our knowledge, each of the stockholders named in this table has sole voting and investment power with respect to the Voting Securities shown as beneficially owned.

(3)	Includes 316,666 shares of common stock issuable upon conversion of the 950,000 shares of Series A preferred stock held by Mr. Giles (at a conversion rate of one share of common stock for every three shares of Series A preferred stock).

(4)	Includes 145,715 shares of common stock subject to outstanding stock options held by Mr. Helm that are exercisable within 60 days of September 15, 2004 (“Vested Options”).

(5)	Includes 15,000 shares of common stock subject to Vested Options held by Mr. Hartzmark.

(6)	Includes 89,345 shares of common stock held by the Kanan Living Trust dated May 15, 1990, of which Mr. Kanan is a co-trustee with his wife, and 821 shares held in Mr. Kanan’s account in our 401(k) Plan. Also includes 153,245 shares of common stock subject to Vested Options held by Mr. Kanan.

(7)	Includes 1,475 shares held in Dr. Leary’s account in our 401(k) Plan, over which she has voting control but no investment power. Also includes 87,708 shares of common stock subject to Vested Options held by Dr. Leary.

(8)	Consists of 45,761 shares of common stock subject to Vested Options held by Mr. Palfreyman.

(9)	Consists of 52,699 shares of common stock subject to Vested Options held by Dr. Ehlers.

(10)	Includes 15,000 shares of common stock subject to Vested Options held by Mr. Wudi.

(11)	Consists of Ronald Helm, Michael Hartzmark, Paul Kanan, Terry Giles, Richard Palfreyman, Timothy Wudi, Dr. Elizabeth Leary and Dr. Mario Ehlers. Includes an aggregate of 515,128 shares of common stock subject to Vested Options held by such persons, and 316,666 shares of common stock issuable upon conversion of 950,000 shares of Series A preferred stock held by such persons.

(12)	Includes an aggregate of 1,487,275 shares of common stock held of record by third parties, but over which Saigene has voting power pursuant to irrevocable proxies granted by such third parties. Does not include up to 1,715,706 shares of common stock that may be issued upon exercise by us of an option to purchase additional assets of Saigene. See “Certain Relationships and Related Transactions” below.

(13)	Includes 141,666 shares of common stock issuable upon conversion of the 425,000 shares of Series A preferred stock held by the stockholder (at a 1:3 conversion rate).

(14)	Includes 58,333 shares of common stock issuable upon conversion of the 175,000 shares of Series A preferred stock held by the stockholder (at a 1:3 conversion rate).

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1933, as amended, requires our executive officers and directors, and persons who own more than 10% of our outstanding Common Stock, to file reports of ownership and change in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such ownership reports they file.

     Based solely on our review of the copies of such reports we received, or written representations from certain reporting persons, we believe that, during the 2004 fiscal year, all such filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with, except that the following filings were not made on a timely basis:

•	Ronald Helm, our Chief Executive Officer and a director, filed three Forms 4 reporting late two grants of stock options made to him in fiscal 2004 and stock transfer received from Saigene.

•	Michael Carrosino, our former Chief Financial Officer, filed a late Form 3 in September 2003 following his appointment as an executive officer in June 2003, and filed a Form 4 reporting late two stock option grants made to him in fiscal 2004;

•	Mario Ehlers, our Chief Medical Officer, filed one Form 4 reporting late two stock option grants made to him in fiscal 2004;

•	Dr. Elizabeth Leary, our Chief Scientific Officer, filed a late Form 3 in October 2003 following her designation as a Section 16 officer in September 2003, and filed two Forms 4 reporting late three stock option grants made to her in fiscal 2004;

•	Terry Giles, one of our directors, filed a late Form 3 in October 2003, following his election as a director in September 2003;

•	Michael Hartzmark, one of our directors, filed three Forms 4 reporting late five stock option grants made to him in fiscal 2004, and filed a Form 5 in July 2003 to report one late Form 4 transaction in February 2003;

•	Paul Kanan, one of our directors, filed a Form 5 in August 2003, to report one late Form 4 transaction of his exercise of stock options for 8,333 shares of common stock in September 2002;

•	Richard Palfreyman, one of our directors, filed three Forms 4 reporting late six stock option grants made to him in fiscal 2004;

•	Timothy Wudi, one of our directors, filed three Forms 4 reporting late five stock option grants made to him in fiscal 2004; and

•	Saigene Corporation, a greater than 10% stockholder, filed four Forms 4 reporting late 11 transactions that occurred during fiscal 2004.

DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers as of October 1, 2004 were as follows:

Name	Age	Position
Ronald R. Helm	53	President, Chief Executive Officer and Director
Dr. Elizabeth Teng Leary	56	Chief Scientific Officer
Dr. Mario Ehlers	45	Chief Medical Officer
Michael L. Hartzmark (1)(2)	48	Director
Terry M. Giles	56	Director
Paul G. Kanan	58	Director
Richard W. Palfreyman (1)(2)	62	Director
Timothy A. Wudi (1)(2)	54	Director

(1) Member of Audit Committee

(2) Member of Compensation Committee

     Our Board of Directors currently consists of six directors. Effective at the Annual Meeting, as described above, the size of the Board will be reduced from six directors to four directors. A majority of directors currently on our Board of Directors are “independent” within the meaning of the listing standards of The Nasdaq Stock Market. Following the decrease in size of the Board of Directors to four directors, and assuming all director-nominees named above are elected, only one director will be considered “independent” within the meaning of the listing standards.

     Officers are appointed by the Board of Directors. Each executive officer named above will serve until his or her successor is appointed or until his or her earlier death, resignation or removal. It is expected that each of the above officers will be reappointed by the Board of Directors immediately following the Annual Meeting.

     On October 1, 2004, we accepted the resignation of Michael Carrosino, our former Chief Financial Officer. Mr. Carrosino’s resignation was not the result of any disagreement between us and him. We are in the process of seeking an acceptable replacement to Mr. Carrosino.

     For the biographical summary of our director-nominees, see “Proposal 1. Election of Directors – Nominees” above. Set forth below are the names and certain biographical information for our executive officers.

Executive Officers

     In addition to Mr. Helm, following is biographical information for our other executive officers. Mr. Helm’s biographical information is set forth above under “Proposal 1. Election of Directors – Nominees.”

Elizabeth Teng Leary, Ph.D, DABCC	Dr. Elizabeth Leary has served as our Chief Scientific Officer since 2000, prior to which Dr. Leary was our Vice President of Laboratory Services from 1998. Dr. Leary co-founded Pacific Biometrics Inc., a Washington corporation (PBI-WA), in 1989 and from 1989 to 1998, she was Vice President and Director of the Laboratory Division of PBI-WA. In 1989, Dr. Leary also co-founded the Pacific Biometrics Research Foundation (PBRF), a non-profit corporation affiliated with us, and currently serves as the director of the CDC Cholesterol

Reference Network Laboratory at PBRF (one of eleven such reference laboratories in the world). Prior to joining Pacific Biometrics, Dr. Leary served as a director of clinical chemistry and industry consultant for 13 years. She is a diplomate of the American Board of Clinical Chemistry. She is past chair of the Pacific Northwest chapter of American Association for Clinical Chemistry (AACC) and the Lipids and Vascular Disease Division of AACC, and past president of the North America Chinese Clinical Chemist Association. She has published over 80 articles in peer-reviewed journals and books and is a recipient of several grants and awards. Dr. Leary received her B.A. from the University of California at Berkeley and her Ph.D. in Biochemistry from Purdue University. She is a graduate of the post-doctoral training program in clinical chemistry at the University of Washington Department of Medicine.

Mario R. Ehlers, M.D., Ph.D.	Dr. Mario Ehlers has served as our Chief Medical Officer since September 2002. From June 1998 to September 2002, Dr. Ehlers was the Vice President and Chief Medical Officer of Restoragen, Inc., a privately-held biotechnology company. Subsequently, in December 2002, Restoragen, Inc. filed for chapter 11 reorganization and bankruptcy protection. Prior to 1998, Dr. Ehlers has 11 years of experience in academic research. He was formerly chairman of an academic department at the University of Cape Town Medical School in South Africa and an instructor in biochemistry at Harvard Medical School. He is author to over 40 publications, two patents and two additional patent applications, with an international reputation in research on ACE and related proteases and in mycobacterial infectious diseases. Dr. Ehlers received both his MBChB (M.D. equivalent) and Ph.D. degrees from the University of Cape Town in South Africa.

Meetings and Committees of the Board of Directors

     Our Board of Directors, which held seven meetings during the fiscal year ended June 30, 2004, has an Audit Committee and a Compensation Committee. The Board of Directors does not have a nominating committee; the functions customarily attributable to the nominating committee are performed by the Board of Directors as a whole. During the 2004 fiscal year, all of the directors attended more than 75% of the total number of meetings of the Board of Directors and committees on which they served, other than Mr. Giles who attended 3 of the 6 Board meetings subsequent to his election on September 25, 2003.

     Audit Committee

     The Audit Committee assists the Board in fulfilling its responsibilities to provide oversight with respect to our financial statements and reports, our independent auditors, the system of internal controls and the audit process. Its primary duties include reviewing the results and scope of the audit and other services provided by our independent auditors, and reviewing and evaluating our internal control functions. The Audit Committee also has authority for selecting and engaging our independent auditors and approving their fees. During the 2004 fiscal year, the Audit Committee met five times.

     The Audit Committee currently consists of Michael Hartzmark (Chairman), Richard Palfreyman and Timothy Wudi. Following the Annual Meeting, assuming the director-nominees are elected, the Audit Committee will consist solely of Richard Palfreyman. Each member of the Audit Committee is financially literate, and the Board has determined that Mr. Palfreyman is qualified as an “audit committee financial expert” within the meaning of SEC regulations based on his accounting and related financial management expertise. Each of the current directors on the Audit Committee is considered an “independent director” within the meaning of the listing standards of The Nasdaq Stock Market.

     The Board has adopted a written charter for the Audit Committee. A copy of the Audit Committee charter was included as Appendix A to our Information Statement for last year.

     Compensation Committee

     The Compensation Committee makes recommendations to the Board of Directors concerning compensation, including stock option grants, for our executive officers. The Compensation Committee met two times during fiscal 2004.

     The Compensation Committee currently consists of Timothy Wudi (Chairman), Michael Hartzmark and Richard Palfreyman. Following the Annual Meeting, assuming the director-nominees are elected, the Compensation Committee will consist solely of Richard Palfreyman. Each of the current directors on the Compensation Committee is considered an “independent director” within the meaning of the listing standards of The Nasdaq Stock Market.

     The Board of Directors has not adopted a written charter for the Compensation Committee.

Policy on Stockholder Nomination of Directors

     Candidates for election to our Board of Directors are approved by our full Board of Directors for recommendation and nomination to the stockholders. In identifying candidates to be directors, our Board seeks persons it believes to be knowledgeable in our business or industry experience, or some aspect of it which would benefit our company. Our Board believes that the minimum qualifications for serving on our Board of Directors are that each director has an exemplary reputation and record for honesty and integrity in his or her personal dealings and business or professional activity. All directors should possess a basic understanding of financial matters, have an ability to review and understand our financial and other reports, and to discuss such matters intelligently and effectively. The Board of Directors will take into account whether a candidate qualifies as “independent” under applicable SEC rules and exchange listing requirements. If a nominee is sought for service on the Audit Committee, the Board of Directors will take into account the financial and accounting expertise of a candidate, including whether an individual qualifies as an “audit committee financial expert.” Each candidate also needs to exhibit qualities of independence in thought and action. Finally, a candidate should be committed to the interests of our stockholders, and persons who represent a particular special interest, ideology, narrow perspective or point of view would not, therefore, generally be considered good candidates for election to our Board.

     Candidates have traditionally been recommended to the Board by our Chief Executive Officer or one of the other directors, and there has not been a formal process for identifying new director nominees. Our Board of Directors also is open to receiving recommendations from stockholders as to potential candidates it might consider. The Board of Directors gives equal consideration to all director nominees, whether recommended by our stockholders, management or current directors.

     A stockholder wishing to submit a director nomination should send a letter to the Board of Directors, c/o Corporate Secretary, Pacific Biometrics, Inc., 220 West Harrison Street, Seattle, WA 98119. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The notice must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. In making recommendations, stockholders should be mindful of the discussion of minimum qualifications set forth above; although satisfaction of such minimum qualification standards does not imply that the Board of Directors necessarily will nominate the person so recommended by a stockholder. In addition, for nominees for election to the Board proposed by stockholders to be considered, the following information must be timely submitted with the director nomination:

•	the name, age, business address and, if known, residence address of each nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of our stock beneficially owned by each nominee;

•	the name and address of the stockholder making the nomination and any other stockholders known by such stockholder to be supporting such nominee;

•	the number of shares of our stock beneficially owned by such stockholder making the nomination, and by each other stockholder known by such stockholder to be supporting such nominee;

•	any other information relating to the nominee or nominating stockholder that is required to be disclosed under SEC rules in order to have a stockholder proposal included in our proxy statement; and

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice.

Stockholder Communication with the Board

     Stockholders who wish to communicate with our Board of Directors or with a particular director can send correspondence to our Corporate Secretary, c/o Pacific Biometrics, Inc., 220 West Harrison Street, Seattle, WA 98119. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such correspondence must identify the author as a stockholder of Pacific Biometrics, Inc., and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified directors.

     Depending on the subject matter of the communication, management will do one of the following:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock related matter; or

•	not forward the communication if it is primarily commercial in nature, if it relates to an improper or irrelevant topic, or if it is unduly hostile, threatening, illegal or otherwise inappropriate.

     At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and shall make those communications available to the directors.

     In addition, any person who desires to communicate any matter specifically to our Audit Committee may contact the Audit Committee by addressing a letter to the Chairman of the Audit Committee, c/o Corporate Secretary, Pacific Biometrics, Inc., 220 West Harrison Street, Seattle, WA 98119. Communications addressed to the Audit Committee Chair may be submitted anonymously, in which event the envelope will not be opened for any purpose, other than appropriate security inspections. Otherwise, such mailing will be forwarded directly to the Chair of our Audit Committee for his or her review and follow-up action as he or she deems appropriate.

Director Compensation

     Our policy is not to pay compensation to directors who are also employees for their services as directors.

     For fiscal 2005, our Board of Directors approved a new compensation program for our non-employee directors for their service during the fiscal year. Under this new program, each non-employee director is entitled to an annual retainer of $15,000, plus $500 for each Board meeting attended by such director during the fiscal year in excess of six meetings. Any non-employee director serving on the audit committee or the compensation committee is entitled to $250 for each such committee meeting attended during the fiscal year in excess of six meetings for each such committee. The Board also generally approved awards of stock options to the non-employee directors, in an amount to be determined at a later date by the Board. In addition, non-employee directors will be reimbursed their expenses associated with attending Board meetings. We maintain liability insurance on our directors and officers.

     In January 2004, the Compensation Committee recommended and our Board of Directors ratified a compensation program for our outside directors covering fiscal 2004 for the period subsequent to September 30, 2003. Pursuant to this program, each outside director received an annual retainer of $10,000, with an additional retainer of $10,000 for the Chair of the audit committee and $5,000 for the Chair of the compensation committee. In addition, outside directors were reimbursed their expenses associated with attending Board meetings, and received a fee for participation in meetings as follows:

	In-Person	Telephonic
Board	$1,500	$750
Audit Committee	1,500	750
Compensation Committee	1,000	500

Accordingly, under this program for the period in fiscal 2004 subsequent to September 30, 2003, we accrued estimated Board fees of $22,125 per quarter for each of the quarters ended December 31, 2003 and March 31, 2004. As of June 30, 2004, we had recorded Board fees of $95,500 for the period subsequent to September 30, 2003, of which we paid $44,250 in cash through June 30, 2004, and we paid $22,125 in August 2004, with $29,125 remaining due and payable as of September 15, 2004.

     For fiscal 2004, each outside director also received common stock option grants consisting of 6,000 shares upon initial election to the Board, 1,000 shares upon re-election to the Board, and 1,000 shares for each fiscal quarter of service. As of November 12, 2003, for past due option awards due through September 30, 2003, the Board of Directors granted to each of our three outside directors stock options for 10,000 shares of common stock at an exercise price of $0.8075 per share and stock options for 2,000 shares at $1.75 per share. In addition, for the quarterly option grants, on each of December 24, 2003, March 25, 2004, June 25, 2004, and September 25, 2004, the Board granted to each of our three outside directors a stock option covering 1,000 shares of common stock at an exercise price per share of $0.90, $0.90, $1.01, and $0.70, respectively, which was the closing sale price of our common stock on the OTC Bulletin Board on each such date.

     In addition, as of September 30, 2003, we had accrued $123,500 in past due cash compensation payable to the outside directors for prior periods. For the past due amounts owed the directors through September 30, 2003, the Board extended the outside directors the right to elect to receive payment of their past due compensation in cash, restricted common stock, stock options, or by promissory note. As of November 12, 2003, of the total $123,500 owed, $24,840 was elected to be paid in the form of options for 30,761 shares of common stock at $0.8075 per share, with the $98,660 balance to be paid in cash. As of June 30, 2004, we had made total cash payments of $35,000 to the outside directors for their service prior to September 30, 2003, leaving a $63,660 cash balance owing. In fiscal 2005, through September 15, 2004, we made additional payments totaling $36,830 on amounts due to the outside directors for their service prior to September 30, 2003, leaving a $26,830 cash balance owing.

Director Attendance at Annual Meeting of Stockholders

     We do not have a formal policy requiring director attendance at our annual meeting of stockholders, however, all directors are encouraged to attend. Last year, action was taken by written consent of stockholders holding a majority of the outstanding shares and we did not hold an annual meeting of stockholders.

Code of Ethics

     We have adopted a code of ethics applicable to our principal executive officer, principal financial officer, controller and other employees performing similar functions. We filed a copy of the Code as Exhibit 14.1 to our annual report on Form 10-KSB for the 2004 fiscal year, which may be accessed through the SEC’s website at www.sec.gov.

REPORT OF THE AUDIT COMMITTEE

     The Audit Committee serves as the representative of the Board for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Management has primary responsibility for preparing our financial statements, our internal controls and our financial reporting process. Our independent public accountants, Grant Thornton LLP, are responsible for performing an independent audit of our consolidated financial statements in accordance with U.S. generally accepted auditing standards and to issue its report.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

     Our independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

     Based upon the Audit Committee’s discussion with management and the independent accountants, and upon the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors
Michael L. Hartzmark
Richard W. Palfreyman
Timothy A. Wudi

THE FOREGOING AUDIT COMMITTEE REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSSION, NOR SHALL SUCH INFORMATION BE INCORPORATED BY REFERENCE INTO ANY PAST OR FUTURE FILING UNDER THE SECURITIES ACT OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THE COMPANY SPECIFICALLY INCORPORATES IT BY REFERENCE INTO SUCH FILING.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

     The following table shows for each of the three fiscal years ended June 30, 2004, 2003, and 2002, respectively, certain compensation awarded or paid to, or earned by, the following persons (collectively, the “Named Executive Officers”):

•	Ronald R. Helm, our current Chief Executive Officer; and

•	other executive officers whose salary and bonus during fiscal 2004 exceeded $100,000.

Other than the Named Executive Officers, no executive officer who was serving in such capacity at the end of fiscal 2004, earned more than $100,000 in salary and bonus for the 2004 fiscal year:

Summary Compensation Table

					Long-Term
		Annual Compensation			Compensation
					Securities
					Under
Name and	Fiscal			Other Annual	Options	All Other
Principal Position	Year	Salary	Bonus	Compensation	Granted (1)	Compensation
		($)	($)	($)	(#)	$
Ronald R. Helm (1)	2004	$223,065	—	—	344,049	$2,148 (1)
Chief Executive Officer	2003	138,252	—	$61,867	—	6,446
and Chairman	2002	—	—	—	—	—
Elizabeth T. Leary (2)	2004	125,445	58,510	—	157,887	—
Chief Scientific Officer	2003	97,690	113,371	—	21,922 (2)	—
	2002	68,200	76,647	—	—	—
Mario R. Ehlers (3)	2004	208,288	—	—	121,178	2,112 (3)
Chief Medical Officer	2003	166,134	—	—	—	27,434
	2002	—	—	—	—	—

(1)	Mr. Helm became a Director, Chairman and Chief Executive Officer effective on August 28, 2002. “Other Annual Compensation” in fiscal 2003 consists of amounts paid to Saigene as reimbursement for Mr. Helm’s salary for the period beginning September 2002 through January 2003, during which time Mr. Helm was our employee but was being paid by Saigene pursuant to the management agreement. “All Other Compensation” in fiscal 2004 consists of life insurance premiums paid by us in the amount of $2,148.

(2)	The amounts in the Bonus column consist of sales commissions. On August 28, 2002, we granted Dr. Leary stock options for 21,922 shares of common stock in full satisfaction of deferred compensation owing to Dr. Leary in the amount of $65,765 for prior fiscal years.

(3)	Dr. Ehlers became Chief Medical Officer on September 30, 2002. The amounts listed under All Other Compensation for fiscal 2004 consist of life insurance premiums paid by us in the amount of $2,112.

Stock Option Grants During Fiscal 2004

     The following table shows information regarding stock options granted to the Named Executive Officers during the 2004 fiscal year:

		Percentage of
	No. of Shares	Total Options	Exercise
	Underlying	Granted to	Price
Name	Options Granted	Employees	Per Share	Expiration Date
Ronald R. Helm	344,049	34.0%	$0.81	1/30/2014
Elizabeth T. Leary	157,887	15.6	0.81	1/30/2014
Mario R. Ehlers	121,178	12.0	0.81	1/30/2014

Aggregated Option Exercises and Fiscal Year-End Option Values

     The following table presents information about options exercised by the Named Executive Officers during fiscal 2004, including the aggregate value of any gains realized on such exercise. The table also shows information regarding the number and value of unexercised in-the-money stock options held by the Named Executive Officers as of June 30, 2004.

			Number of Shares Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options
			June 30, 2004		at June 30, 2004
	Shares	Value
	Acquired on	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	Exercise (#)	($)	(#)	(#)	($)	($)
Ronald R. Helm	—	—	107,937	236,112	$23,746	$51,945
Elizabeth T. Leary	10,000	$10,200	48,243	109,644	10,613	24,122
Mario R. Ehlers	—	—	39,656	77,735	8,724	17,102

Equity Compensation Plan Information

     The following table gives information as of June 30, 2004, regarding our Common Stock that may be issued upon the exercise of options, warrants and other rights under our equity compensation plans. See also “Notes 11 and 12 to Consolidated Financial Statements” to our Consolidated Financial Statements for the fiscal year ended June 30, 2004 included in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

	(a)	(b)	(c)
	No. of Shares
	to be Issued	Weighted Average	No. of Shares Available
	Upon Exercise of	Exercise Price of	for Future Issuance,
	Outstanding Options,	Outstanding Options,	excluding securities
Plan Category	Warrants and Rights	Warrants and Rights	reflected in Column (a)
Equity Compensation Plans Approved by Stockholders (1)	1,281,396	$0.77	486,940
Equity Compensation Plans Not Approved by Stockholders	1,457,728	0.97	—
TOTAL	2,739,124	$0.88	486,940

(1)	Consists solely of the Pacific Biometrics, Inc. 1996 Stock Incentive Plan.

Employment Agreements

     On October 6, 2004, we entered into a new at-will employment agreement with our Chief Scientific Officer, Dr. Elizabeth Leary. Under the employment agreement, effective as of October 1, 2004, Dr. Leary’s employment status was changed to full salary at an annual rate of $190,000 per year, plus participation in an executive bonus plan. Under the bonus plan, Dr. Leary would be entitled to up to a 20% bonus based upon achievement of certain performance criteria during the 12-month period beginning October 1, 2004. The new agreement replaces in its entirety her prior employment agreement. Under her prior agreement, Dr. Leary received an annual salary of $60,000, plus an hourly rate of $60 for each hour worked in excess of 88 hours per month, plus certain sales commissions based on net sales by us from new or existing customers. In connection with the new employment agreement, Dr. Leary also entered into our standard form of Employee Confidential Information and Inventions Agreement, pursuant to which, among other things, she has agreed not to compete with us for as long as she is employed by us, and has agreed to non-solicitation of our employees, customers, suppliers and consultants following termination of employment.

     On August 28, 2002, we entered into a consulting agreement with Paul G. Kanan, a director and former officer. Pursuant to the consulting agreement, we agreed to engage Mr. Kanan as a consultant for a period of 12 months beginning September 1, 2002, and to pay Mr. Kanan $3,000 per month. The consulting arrangement was extended on a month-to-month basis for up to 12 additional months until August 31, 2004, or until such time as the shares of common stock held by Mr. Kanan have been registered for resale pursuant to an effective registration statement filed with the SEC. The consulting agreement was not further extended beyond such additional 12 months and expired by its terms on August 31, 2004. For the fiscal year ended June 30, 2004, we recorded $36,000 in consulting expense to Mr. Kanan under this consulting agreement, $27,000 of which was accrued and owing to Mr. Kanan as of June 30, 2004.

     On August 28, 2002, we also entered into a consulting agreement with Terry M. Giles, a then-former director and greater than 5% stockholder. Subsequently, in September 2003, Mr. Giles was elected to our Board of Directors. Pursuant to the consulting agreement, we agreed to engage Mr. Giles as a consultant and to pay Mr. Giles compensation of $10,000 per month until the conversion of Mr. Giles shares of Series A preferred stock into common stock, and until such shares are either (a) registered pursuant to an effective registration statement, or (b) deemed tradable pursuant to Rule 144. Pursuant to the consulting agreement, we accrued the first year’s payments (totaling $120,000) and such payments will be amortized and paid over the following four years (i.e., an additional $2,500 per month over 48 months beginning September 2003), with any accrued amounts due being payable upon termination of the consulting agreement, if terminated earlier than 60 months. For the fiscal year ended June 30, 2004, we recorded $120,000 in consulting expense to Mr. Giles under this consulting agreement, of which $37,154 was accrued and owing to Mr. Giles as of June 30, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On June 27, 2002, we and our wholly-owned subsidiary, Pacific Biometrics, Inc., a Washington corporation (“PBI-WA”), entered into an Asset Purchase Agreement, as amended August 28, 2002 (the “Asset Purchase Agreement”), with Saigene, providing for the purchase by PBI-WA of certain technology, intellectual property and equipment assets in connection with certain DNA amplification and cell viability and related technologies and processes. On August 28, 2002, pursuant to the Asset Purchase Agreement, as consideration for the purchased assets, we issued to Saigene 6,541,430 shares of common stock, and an additional 458,570 shares of common stock to certain of Saigene’s designees. In addition, as part consideration for the purchased assets, on August 28, 2002, PBI-WA issued to Saigene a promissory note in aggregate principal amount of $223,697. We are a guarantor on the note. The note bore interest at a rate of 8% per annum and was payable in equal monthly payments of principal and interest of $10,000. We paid the promissory note in full in September 2004.

     Also in connection with the Asset Purchase Agreement, on August 28, 2002, we entered into a consulting agreement with each of Paul Kanan and Terry Giles, two of our current directors. See “Employment/Consulting Agreements” above.

     On August 28, 2002, in connection with the asset purchase transaction, we and Saigene entered into an amended and restated Management Agreement, providing for management services by Saigene for the day-to-day operations of our clinical laboratory. The original management agreement had been entered into in September 1999. Under the terms of the amended and restated Management Agreement, we were obligated to pay a monthly fee of $90,000 to Saigene in consideration for its services. The Management Agreement may be terminated by either us or Saigene upon 30 days prior written notice. Subsequently, the parties amended the Management Agreement to reduce the management fee to $70,000 per month effective July 1, 2003, further reduced to $40,000 per month effective February 1, 2004, and further reduced to $20,000 per month effective June 15, 2004. Subsequently, in July 2004, we and Saigene agreed to terminate the management agreement effective August 31, 2004, thereby eliminating the management fee payable to Saigene after that date.

     Also, on August 28, 2002, in connection with the Asset Purchase Agreement, PBI-WA and Saigene executed an Option Agreement, whereby PBI-WA may purchase certain additional assets of Saigene in exchange for, at PBI-WA’s and our election, either $5,147,118 in cash or the issuance by us of an additional 1,715,706 shares of common stock and the assumption of additional liabilities associated with such transferred assets. As of the date hereof, the Option Agreement continues in full force and effect and has not been exercised by us.

     On December 19, 2002, we, PBI-WA and Saigene executed an Investment Agreement, whereby Saigene agreed to an additional investment in our company, consisting of (i) a promissory note in the amount of $200,000 due and payable to us on September 30, 2003 in either cash or surrender of shares of common stock, (ii) the assumption by Saigene of certain debt obligations that had been assumed by us in connection with the Asset Purchase Agreement in the aggregate amount of approximately $370,000, and (iii) the surrender of 10,000 shares of common stock held by Saigene. Subsequently on September 30, 2003, pursuant to the terms of the $200,000 promissory note payable to us, Saigene notified us of its election to surrender shares of common stock as payment on the note, at a deemed value of $3.00 per share. As a result, Saigene surrendered an aggregate of 72,072 shares of common stock and paid $2.36 in cash as payment in full of the principal and accrued interest on the note.

     In August 2002, we converted an aggregate of $933,472 of deferred compensation and notes payable to related parties and current or former senior executives into warrants and options to purchase an aggregate of 301,541 shares of common stock. Included within these amounts were (a) $459,736 in deferred compensation and notes payable owing to Paul Kanan, a current director, exchanged for stock options for 153,245 shares of common stock, and (b) $65,765 in deferred compensation owing to Dr. Elizabeth Leary, our Chief Scientific Officer, converted into stock options for 21,922 shares of common stock.

     All ongoing and any future related-party transactions have been and will be made or entered into on terms that are no less favorable to us than those that may be obtained from an unaffiliated third party. In addition, any future related-party transactions, including any forgiveness of loans, must be approved by a majority of the disinterested members of our board of directors.

INDEPENDENT PUBLIC ACCOUNTANTS

     The Audit Committee has selected the firm of Grant Thornton, LLP, independent registered public accounting firm, to be our auditors for the fiscal year ending June 30, 2005. Grant Thornton, LLP has audited our financial statements since July 1998. Representatives of Grant Thornton, LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Audit and Related Fees

     The following table set forth the aggregate fees billed by Grant Thornton, LLP for professional services rendered to us during the past two fiscal years ended June 30, 2004 and 2003. The Audit Committee has considered these fees and services and has determined that the provision of these services is compatible with maintaining the independence of Grant Thornton, LLP.

	2004	2003
Audit Fees (1)	$119,848	$75,621
Audit Related Fees (2)	—	—
Tax Fees (3)	13,165	285
All Other Fees	—	—

(1)	“Audit Fees” represent fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements included in our reports on Form 10-QSB, and audit services provided in connection with other statutory or regulatory filings.

(2)	“Audit Related Fees” generally represent fees for assurance and related services reasonably related to the performance of the audit or review of our financial statements.

(3)	“Tax Fees” generally represent fees for tax compliance, tax advice and tax planning services, including preparation of tax returns.

ANNUAL REPORT

     Our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, which includes financial statements and schedules thereto, is being mailed to stockholders together with this Proxy Statement. We will provide copies of the exhibits to the Annual Report on Form 10-KSB as filed with the SEC, upon written request to our Corporate Secretary, Pacific Biometrics, Inc., 220 West Harrison Street, Seattle, Washington 98119. We may require payment of a reasonable fee to cover the costs of reproduction and mailing of any such requested exhibits.

OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote the shares represented by the proxies on each of such matters, in accordance with their best judgment.

By Order of the Board of Directors

Ronald R. Helm
President and Chief Executive Officer

Seattle, Washington
October 15, 2004

PACIFIC BIOMETRICS, INC.

Proxy Card for 2004 Annual Meeting of Shareholders
November 10, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Pacific Biometrics, Inc., a Delaware corporation (the “Company”), hereby appoints Ronald R. Helm and Richard W. Palfreyman, or either of them, with full power of substitution, as proxies to vote all shares of stock of the Company which the undersigned shareholder is entitled to vote at the Company’s 2004 Annual Meeting of Shareholders , to be held on November 10, 2004, at 8:00 a.m. local time, at the Company’s offices located at 220 West Harrison Street, Seattle, Washington 98119 and at any adjournments or postponements thereof (the “Annual Meeting”), upon the matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement dated October 15, 2004, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

THE SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, OR, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN ITEM 1, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS. The undersigned hereby revokes any proxy or proxies previously given.

(Continued and to be signed on the reverse side)

1.	Nominees for Election as Director

(01)	Ronald R. Helm

(02)	Terry M. Giles

(03)	Paul G. Kanan

(04)	Richard W. Palfreyman

Mark X for only one box:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE NUMBER(S) OF NOMINEES
BELOW

Number Only

2.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

☐ Please check this box if you plan to attend the Annual Meeting in Person

Signature(s)	Date , 2004

Print Name(s)

Please sign above exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signature of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by authorized person(s).

If you receive more than one Proxy Card, please sign, date and return all such cards in the accompanying envelope.

Please sign, date and return this Proxy Card today, using the enclosed envelope.